AMENDMENT TO THE PARTICIPATION AGREEMENT
This Amendment (“Amendment”) to the Participation Agreements dated May 1, 2002 and March 4, 2005 (collectively, the “Agreement”), by and between Transamerica Life Insurance Company (“Company”), on its own behalf and on behalf of its separate accounts (individually and collectively, the “Accounts”), Wanger Advisors Trust (“Trust”) and Columbia Management Investment Distributors, Inc. (“Underwriter”), is entered into September 30, 2025. The Company, the Trust and the Underwriter may hereinafter be referred to individually as a “Party” and collectively, as the “Parties.”
RECITALS

WHEREAS, the Company, the Trust and the Underwriter are parties to the Agreement; WHEREAS, effective May 1, 2025, the name of the Trust has been changed to Columbia
Funds Variable Series Trust;

WHEREAS, effective May 1, 2025, the name of the Wanger Acorn Portfolio and the Wanger International Portfolio, each a series of the Trust, have been changed to the Columbia Variable Portfolio – Acorn Fund and the Columbia Variable Portfolio – Acorn International Fund, respectively;

WHEREAS, it is anticipated that effective July 1, 2025 or such other date on which formal approval is granted (“Effective Date”), Columbia Management Investment Advisers, LLC will become the investment manager of each series of the Trust; and

WHEREAS, the Parties wish to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

  On the Effective Date, Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following:

  ARTICLE XI. Notices

  Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

  If to the Company:
  Transamerica Life Insurance Company 6400 C St. SW
  Cedar Rapids, IA 52404 Attention: General Counsel

  If to the Trust:

  Columbia Funds Variable Series Trust 290 Congress Street
  Boston, MA 02210 Attention: Secretary

  If to the Underwriter:

  Columbia Management Investment Distributors, Inc. 290 Congress Street
  Boston, MA 02210 Attention: Chief Counsel

  Effective May 1, 2025, the name of the Wanger Advisors Trust is changed to Columbia Funds Variable Series Trust. All references to Wanger Advisors Trust are hereby deleted and replaced with Columbia Funds Variable Series Trust.

  Effective May 1, 2025, Schedule A to the Agreement is deleted in its entirety and replaced with the Schedule A attached hereto and incorporated herein.

  This Amendment constitutes the entire agreement between the Parties with respect to the subject matter hereof. All other provisions of the Agreement remain in full force and effect and are unchanged by this Amendment.

  Any capitalized terms that are used but not defined in this Amendment will have the meaning ascribed to them in the Agreement. Should a conflict arise between this Amendment and the Agreement, the provisions of this Amendment will prevail.

  This Amendment may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument, binding upon all parties to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, each acting through their duly authorized representatives, have caused this Amendment to be executed as of the day and year referenced above.

Agreed and Accepted:

Transamerica Life Insurance Company

By: /s/ Ben Wadsley
Name: Ben Wadsley
Title: Head of Product and Pricing

Columbia Funds Variable Series Trust (formerly, Wagner Advisors Trust)	Columbia Management Investment Distributors, Inc.

By: /s/ Ryan C. Larrenaga	By: /s/ Gary Rawdon
Name: Ryan C Larrenaga	Name: Gary Rawdon
Title: Senior Vice President	Title: Vice President

SCHEDULE A

Separate Accounts, Associated Contracts and Portfolios*

Name of Separate Account and Date Established by the Board of Directors	Policies Funded by the Separate Accounts	Portfolio(s) Available Under the Policies
Merrill Lynch Life Variable Annuity Separate Account A August 6, 1991	ML-VA-010 Under the Marketing Name “Merrill Lynch Investor Choice AnnuitySM (Investor Series)”	Columbia Funds Variable Series Trust Columbia Variable Portfolio – Acorn Fund Columbia Variable Portfolio – Acorn International Fund
Retirement Builder	AV721 101 149 1001	Columbia Funds Variable Series Trust Columbia Variable Portfolio – Acorn Fund
Variable Annuity Account	Under the Marketing Name
(formerly Separate Account	“Premier Asset BuilderSM
VA F)	Variable Annuity”
March 29, 1996
Retirement Builder Variable Annuity Account (formerly Separate Account VA P) March 29, 1996	AV721 101 149 1001 Under the Marketing Name “Transamerica Opportunity Builder”	Columbia Funds Variable Series Trust Columbia Variable Portfolio – Acorn Fund
AV865 101 167 103 Under the Marketing Name “Transamerica Traditions Variable Annuity”
Retirement Builder Variable Annuity Account (formerly Separate Account VA S) March 29, 1996	AV865 101 167 103 Under the Marketing Name “Huntington Allstar Select”	Columbia Funds Variable Series Trust Columbia Variable Portfolio – Acorn Fund
Separate Account VA B January 19, 1990	ICC12 VA(2)0513 Under the Marketing Name “Transamerica Variable Annuity I-Share”	Columbia Funds Variable Series Trust Columbia Variable Portfolio – Acorn Fund Columbia Variable Portfolio – Acorn International Fund
AV1114 101 185 104 Under the Marketing Name “Transamerica Advisor EliteSM Variable Annuity”
ICC12 VA(2)0513 Under the Marketing Name

“Transamerica Advisor EliteSM II”
Separate Account VA CC (formerly Separate Account V) February 1, 1992	AV515 101 130 600** Under the Marketing Name “Advisor’s Edge® Variable Annuity”	Columbia Funds Variable Series Trust Columbia Variable Portfolio – Acorn Fund Columbia Variable Portfolio – Acorn International Fund
AV516 101 131 600** Under the Marketing Name “Advisor’s Edge Select® Variable Annuity”
*In addition to the Portfolios listed above, all future Portfolios established under the above referenced Trust.
**Includes any related series that may have multiple contract codes.